Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

RESTRUCTURED AND RESTATED HspE7 COLLABORATION AGREEMENT

AMONG

STRESSGEN DEVELOPMENT CORPORATION AND

STRESSGEN BIOTECHNOLOGIES CORPORATION

AND

F.HOFFMANN-LA ROCHE LTD AND HOFFMANN-LA ROCHE INC.

December 1, 2003

This RESTRUCTURED AND RESTATED HSPE7 COLLABORATION AGREEMENT (“Agreement”) is made as of December 1, 2003 (the “Effective Date”) by and among, on the one hand, STRESSGEN DEVELOPMENT CORPORATION, a Barbados corporation, with its principal office at Whitepark House, White Park Road, P.O. Box 806E, Bridgetown, Barbados (“Stressgen”), and STRESSGEN BIOTECHNOLOGIES CORPORATION, a corporation organized under the laws of Yukon Territory, Canada, with its principal office at #350 – 4243 Glanford Avenue, Victoria, BC Canada V8Z 4B9 (“SBC”), and, on the other hand, F.HOFFMANN-LA ROCHE LTD, a Swiss corporation, with its principal office at Grenzacherstrasse 124, CH-4070-Basel Switzerland and HOFFMANN-LA ROCHE INC., a New Jersey corporation, with its principal office at 340 Kingsland Street, Nutley, New Jersey 07110 (collectively, “Roche”).

RECITALS

1.                                      Stressgen and SBC own intellectual property rights related to, among other products, HspE7 (as defined below), which is now in Phase II clinical trials.

2.                                      Roche has expertise in the development and commercialization of pharmaceutical products.

3.                                      Roche, Stressgen and SBC have entered into that certain HspE7 Collaboration Agreement, effective June 21, 2002, pursuant to which the Parties were to co-develop HspE7 for certain specified indications, share in the development costs associated therewith, and have Roche commercialize HspE7 worldwide (the “Prior Agreement”).

4.                                      The Parties now desire to restructure their collaborative efforts with respect to HspE7, to provide that Stressgen take the lead in the manufacture, continued clinical development and commercialization of HspE7 for certain indications, that Roche be granted an exclusive option to obtain exclusive, worldwide rights to such product, and that Roche be granted a license to develop and commercialize a second generation

HspE7 product for certain indications, and have prepared this Agreement to govern such restructured arrangement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

1.1                               “Affiliate” shall mean (a) an entity which owns, directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise, (b) any entity which a Party owns a controlling interest, by stock ownership or otherwise; or (c) any entity, under direct or indirect common control of a Party.  For purposes of this paragraph, “controlling interest” and “control” mean ownership of greater than fifty percent (>50%) of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control or the right to control the management and the affairs of the Party.  For purposes of this Agreement, Genentech, Inc., 1 DNA Way, South San Francisco, California, and Chugai Pharmaceutical Company, Ltd., 1-9 Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan, shall not be deemed an Affiliate of Roche.

1.2                               “BLA Filing” shall mean a Biologics Licensing Application or New Drug Application filed with the FDA, or the equivalent application to the equivalent agency in any other country, the filing of which is necessary to market and sell a Target Product, including all amendments and supplements to any of the foregoing.

1.3                               “Control” shall mean, with respect to any information or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

1.4                               “Confidential Information” shall have the meaning set forth in Section 12.1.

1.5                               “Diligent Efforts” shall mean the use of at least an equivalent degree of effort and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question, and reflecting the competitive environment for the development and marketing of a Target Product.

1.6                               “Executive Officers” shall mean, for Roche, the Head of the Roche Pharma Division (or a designee), and for Stressgen, the Chief Executive Officer of Stressgen (or a designee).

1.7                               “FDA” shall mean the United States Food and Drug Administration.

1.8                               “First Generation Product” shall mean any version of a product containing HspE7, developed by or on behalf of Stressgen initially for the treatment of one or more Non-GW Indications.

1.9                               “First Generation Product License Agreement” shall have the meaning set forth in Section 4.4.

1.10                        “GW Indication” shall mean treatment or prevention of any one or more of the following diseases or disorders, caused by any type of the human papilloma virus: benign internal and external genital and perianal warts, including those urethral, intravaginal, cervical, rectal and intra-anal sites.

1.11                        “HspE7” shall mean a recombinant DNA-derived fusion protein containing (a) a human papilloma virus (HPV) type-16 E7 antigen, antigenic fragment or conjugate thereof and (b) a bacterial stress protein, including without limitation, a bacterial stress protein derived from the 65kDa heat shock protein of Mycobacterium bovis var. BCG (Hsp65), where such bacterial stress protein is coupled at the C-terminus to the E7 protein of the HPV type 16.

1.12                        “IND” shall mean an application to the FDA, the filing of which is necessary to commence clinical testing of Target Products in humans, or the equivalent application to the equivalent agency in any other country or group of countries.

1.13                        “Invention” shall mean any invention or discovery, whether or not patentable, made as a result of activities of a Party or the Parties pursuant to this Agreement, and which relates to a Target Product.  An “Invention” may be made by employees of Stressgen or SBC solely or jointly with a Third Party (a “Stressgen Invention”), by employees of Roche solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Stressgen or SBC and Roche with or without a Third Party (a “Joint Invention”), in each instance as determined by U.S. laws of inventorship.

1.14                        “MIT Agreement” shall mean that certain License Agreement dated November 3, 1992 between Massachusetts Institute of Technology and the Whitehead Institute (collectively “MIT”) and SBC, as amended.

1.15                        “Naïve Genital Warts Indication” shall mean the GW Indication limited to treating naïve patients having warts that have had no prior drug, ablative or surgical treatment.

1.16                        “Net Sales” shall mean the amount remaining after deducting from Adjusted Gross Sales an amount equal to [***] of Adjusted Gross Sales

As used herein, the term “Adjusted Gross Sales” shall mean the gross amount invoiced for sales of Target Products to Third Parties in the Territory by a Party, its Affiliates and their respective sublicensees to Third Parties that are not Affiliates or sublicensees of the selling party, less the following items, as allocable to such Target Product (if not previously deducted from the amount invoiced):

(a)                                  volume (quantity) discounts;

(b)                                  returns and return reserves (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Target Product, withdrawals and recalls;

(c)                                  taxes, duties or other governmental tariffs, including value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount (other than income taxes); and

(d)                                  rebates (including price reductions, rebates to social and welfare systems, chargebacks or reserves for chargebacks, cash rebate incentives, government mandated rebates and similar types of rebates, for example P.P.R.S, Medicaid).

Notwithstanding the foregoing, amounts received by a Party or its Affiliates or sublicensees for the sale of Target Product among a Party and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

1.17                        “Non-GW Indications” shall mean treatment or prevention of any human disease or disorder caused by any type of the human papilloma virus other than the GW Indication, including the treatment of recurrent respiratory papillomatosis (“RRP”), diagnosed cancer, benign and precancerous lesions, cervical dysplasia (CIN), anal dysplasia (AIN), or any orphan drug indication.

1.18                        “Option” or “The Option” shall have the meaning set forth in Section 4.1.

1.19                        “Other HPV Fusion Protein” shall mean a fusion protein (or any nucleic acid sequences and vectors and host cells containing nucleic acid sequences encoding such protein) that [***].

1.20                        “Party” shall mean, individually, on the one hand, Stressgen and SBC and on the other hand, Roche, and “Parties” shall mean collectively, Stressgen and SBC and Roche.

1.21                        “Patents” shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and (c) any and all foreign counterparts of (a) and (b).

1.22                        “Phase II Clinical Trial” shall mean the second phase of human clinical trials required by the FDA to gain evidence of efficacy of Target Product in a target population, and to determine common short term side effects and risks for Target Product, as described in 21 CFR 312.21(b), as it may be amended (or its successor regulation).

1.23                        “Phase III Clinical Trial” shall mean the third phase of human clinical trials required by the FDA to gain evidence of efficacy of Target Product in a target population, and to obtain expanded evidence of safety for Target Product that is needed to evaluate the overall benefit-risk relationship of Target Product and provide an adequate basis for physician labeling, as described in 21 CFR 312.21(c), as it may be amended (or its successor regulation).

1.24                        “[***] Indication” shall mean the GW Indication limited to [***].

1.25                        “Regulatory Approval” shall mean any and all approvals, licenses, registrations or authorizations (including pricing and reimbursement approvals) of any national or international or local regulatory agency, department, bureau or other governmental entity, whether or not conditional, that are necessary for the commercial sale of a Target Product in a regulatory jurisdiction in the Territory and obtained as a result of activities under this Agreement.

1.26                        “Second Generation Product” shall mean any product containing HspE7, developed by or on behalf of Roche for the GW Indication, or where allowed pursuant to Section 6.8, a Non-GW Indication.

1.27                        “Start of Phase II” shall mean the date that a patient is first dosed in a Phase II Clinical Trial for Target Product, as a result of activities under this Agreement

1.28                        “Start of Phase III” shall mean the date that a patient is first dosed in a Phase III Clinical Trial for Target Product, as a result of activities under this Agreement

1.29                        “Stressgen Know-How” shall mean, to the extent necessary or useful for the manufacture, development or commercialization of Target Products in the Territory, all data, knowledge and information Controlled by Stressgen or SBC, including, without limitation, materials, samples, manufacturing data, toxicological data, pharmacological data, clinical data, formulations, specifications, quality control testing data, market research, and submissions and correspondence to and from governmental agencies with regard to Target Products, but excluding information contained within the Stressgen Patent Rights.

1.30                        “Stressgen Patent Rights” shall mean all Patents that Stressgen Controls as of the Effective Date or during the Term, including, without limitation, Patents that claim Stressgen Inventions and/or Joint Inventions, which, in the absence of the license granted, or to be granted pursuant to the Option, to Roche under this Agreement, would be infringed by the making, using, selling, offer for sale or importation of Target Products in the Territory.

1.31                        “Target Product” shall mean either the First Generation Product and/or the Second Generation Product, as the context requires.

1.32                        “Term” shall have the meaning set forth in Section 15.1.

1.33                        “Territory” shall mean all countries of the world.

1.34                        “Third Party” shall mean any Person other than a Party, its Affiliates and sublicensee.

1.35                        “Trademarks” shall mean all trademarks, trade names and trade dress owned or controlled by Stressgen and used in connection with the sale by Stressgen under this Agreement of First Generation Product in the Territory.

1.36                        “Valid Claim” shall mean a claim in any (a) unexpired and issued Stressgen Patent Right that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a court of government agency of competent jurisdiction or (b) pending patent application that is a Stressgen Patent Right which patent application has been on file with the applicable patent office for no more than [***] years from the earliest date to which the patent application claims its earliest priority.

ARTICLE 2

AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT

The Prior Agreement is hereby amended and replaced in its entirety with this Agreement.  As a result, all licenses and rights conveyed to, and obligations undertaken by, either Party pursuant to the Prior Agreement are hereby terminated (except for any payment obligations which accrued prior to the Effective Date) and replaced with those licenses, options, and obligations undertaken by the Parties pursuant to this Agreement.  It is further understood and agreed that Confidential Information subject to the Prior Agreement shall be considered Confidential Information under the Agreement.

ARTICLE 3

STRESSGEN RIGHTS TO FIRST GENERATION PRODUCT

3.1                               Stressgen Rights.  As of the Effective Date, Stressgen shall have all rights to, and be solely responsible for, but shall not be obligated to undertake, all non-clinical and clinical development, process development and manufacture of the First Generation Product and obtaining Regulatory Approval therefor in the Territory, subject to the restrictions set forth in Section 3.2 and Article 4.  Stressgen shall (a) be solely responsible for all interactions with Regulatory Authorities, (b) hold and own all INDs, BLAs and other filings for Regulatory Approval of the First Generation Product in the

Territory, and (c) have the sole right to market, sell and otherwise commercialize the First Generation Product in the Territory and to book and retain all resulting sales, except as otherwise provided under the First Generation Product License Agreement and Article 4 of this Agreement if Roche exercises its Option.  It is also understood and agreed that Stressgen shall have the right to into enter into discussions and negotiations and to execute any agreement with any Third Party with respect to the development of the First Generation Product anywhere in the Territory, notwithstanding the Option.

3.2                               GW Indication.  If: (a) the Option has not lapsed, or (b) the Second Generation Product License remains in effect, then Stressgen shall not develop the First Generation Product for the GW Indication; provided however, that Stressgen shall have at all times the right to [***].  If: (1) Roche elects not to exercise the Option, or the Option lapses unexercised, and (2) the Second Generation Product License is terminated for any reason, then Stressgen shall have the right to develop the First Generation Product for any and all indications, including the GW Indication.

3.3                               Costs.  Stressgen shall be solely responsible for any and all costs incurred in connection with the development of the First Generation Product, except as otherwise provided under the terms of this Agreement and the First Generation Product License Agreement if Roche exercises its Option.

3.4                               Assistance with Manufacture of Batch Material.

(a)                                  In connection with the transfer of manufacturing from Roche to Stressgen, as commenced pursuant to the Prior Agreement, Roche has or shall, [***].  If Stressgen requests in writing that Roche manufacture such material, Roche will provide to Stressgen [***].  Thereafter, should Stressgen desire that Roche [***].  Upon such delivery, Stressgen shall [***] so provided to Stressgen.

(b)                                  Once the obligations of subsection (iv) of Section 3.4(a) above have been fulfilled, Roche shall have [***].  To support manufacturing transfer to a contract manufacturer of Stressgen’s choice, Roche shall [***] the use of such material, unless such liability results from a failure by Roche to manufacture in accordance with the master production records.  [***].

3.5                               Roche Right to Review BLA.  Promptly after Stressgen submits a BLA Filing for the First Generation Product, Stressgen shall notify Roche in writing.  Upon the reasonable request of Roche, Stressgen shall make available to Roche a copy of such BLA filing, including all submitted documentation, in either electronic or printed form, as available.  Roche shall be permitted to conduct reasonable due diligence, upon reasonable notice to Stressgen, with respect to the First Generation Product beginning at the time it is provided with notice of the BLA Filing and continuing until [***] after the BLA Approval Date (defined in Section 4.2 below).

ARTICLE 4

ROCHE OPTION TO FIRST GENERATION PRODUCT

4.1                               Option Grant.  Subject to Sections 4.7 and 4.9, Stressgen hereby grants to Roche an exclusive option (the “Option”) to enter into the First Generation Product License Agreement.

4.2                               Option Exercise Period.  Upon the first approval by the FDA of the BLA for the First Generation Product (the “BLA Approval Date”), Stressgen shall notify Roche in writing.  Commencing on the date Roche receives notice of the BLA Approval Date, Roche shall have a period of [***] (“Notice Period”) within which to notify Stressgen in writing whether Roche desires either (a) to immediately exercise the Option, or (b) to extend the period of time in which to so exercise the Option until [***] (the “Extension Date”).  During the Notice Period, Roche shall have the right to continue the due diligence commenced prior to the BLA filing under Section 3.5.  If Roche so notifies Stressgen that it does not desire to exercise the Option, or if during the Notice Period Roche fails to notify Stressgen in writing that it desires to extend the period of time in which to exercise the Option, then the Option shall terminate.

4.3                               Exercise of Option.  If during the Notice Period Roche notifies Stressgen that it desires to immediately exercise the Option, then Roche shall exercise the Option by paying to Stressgen the Option Exercise Fee within thirty (30) days after the end of the Notice Period.

If during the Notice Period Roche notifies Stressgen that it desires to extend the period of time in which to so exercise the Option until the Extension Date, then Roche shall exercise such right by paying to Stressgen a one-time, nonrefundable, non-creditable amount of [***] within thirty (30) days after the end of the Notice Period.  In such instance, Roche may subsequently exercise the Option by paying to Stressgen the Option Exercise Fee on or before the Extension Date.

4.4                               Effect of Option Exercise; First Generation Product License Agreement.  If Roche exercises the Option, then the Parties agree immediately thereafter [***] Appendix A shall nonetheless be binding upon the Parties, and shall serve as the First Generation Product License Agreement.

4.5                               Stressgen Right to Book Sales.  Stressgen shall have the right, notwithstanding Roche’s exercise of the Option, to sell all First Generation Product in the United States and Canada for a period of three (3) full years following the later of (a) BLA Approval for the First Generation Product, or (b) if Roche has extended the Option pursuant to Section 4.2, the date of exercise of the Option by Roche (the “Stressgen Sales Period”).  During the Stressgen Sales Period, Stressgen shall be solely responsible for all activities related to selling the First Generation Product, at its own expense, including taking orders, booking all sales, distributing the First Generation Product, and handling invoicing, inventory, receivables, managing relationships with the trade, returns, reimbursements, and charge-backs, customer complaints and inquiries with respect to the First Generation Product.

4.6                               Stressgen Rights to Promote after Exercise of Option.  If Roche exercises the Option, then Stressgen shall retain the right, but not the obligation, following the Stressgen Sales Period, to promote the First Generation Product in the United States to physicians prescribing for treatment of RRP; provided, however, that Stressgen shall inform Roche in writing [***] of its intention to exercise such right.  Stressgen shall also retain the right, but not the obligation, to co-promote with Roche the First Generation Product in the United States to physicians prescribing for any other Non-GW Indications (to be more fully described in the First Generation Product License Agreement and a commercialization plan to be agreed upon by the Joint Commercialization Committee described in Appendix A).  Stressgen shall be responsible for the training and compensation of all Stressgen sales representatives devoted to promoting the First Generation Product, and Roche shall provide Stressgen with appropriate promotional materials for such co-promotion efforts, at no cost to Stressgen.

4.7                               Stressgen [***].

(a)                                  Notwithstanding the grant to Roche of the Option, and the Second Generation Development License, commencing upon the Effective Date and extending until the earlier of:  (i) the exercise by Roche of the Option; or (ii) the receipt by Stressgen of [***], Stressgen shall have the right to enter into discussions and negotiations and to execute an agreement [***]; provided, however, that in no event shall Roche have the right to [***]

(b)                                  [***]  As used herein, an “Accepted Process” means a process that (A) Stressgen represents in writing to Roche is the final process for manufacture of the First Generation Product and intended to be the process it will use for commercial production of the First Generation Product, if approved; and (B) has been reviewed and accepted by the FDA for the commencement of Phase III Clinical Trials of the First Generation Product.  Any amounts paid by Roche pursuant to Sections 6.2 and 6.3 with respect to the Second Generation Development License [***]

(c)                                  Effect on Option.  If Stressgen [***] shall cause the immediate termination of the Option with respect to that portion of the Territory [***]

(d)                                  Effect on Second Generation Product License.  In addition, if Stressgen [***] Stressgen shall have the right, upon written notice to Roche, to terminate Roche’s license to the Second Generation Product, as set forth in Article 6, as follows.  If Stressgen [***] prior to the time that Roche has paid any amount to Stressgen pursuant to Section 6.2, Stressgen shall have the right to terminate the

Second Generation Development License (as defined in Section 6.1), without any payment to Roche.  If Stressgen [***] after the time that Roche has paid any amount to Stressgen pursuant to Section 6.2, but before Roche has paid to Stressgen the [***] payment due under Section 6.3, Stressgen shall have the right to terminate all of Roche’s rights in and to the Second Generation Product as granted under Section 6.1, provided it pays to Roche an amount equal to [***] of all amounts paid by Roche to Stressgen pursuant to Section 6.2.

4.8                               Roche Promotion Rights During Stressgen Sales Period.  If Roche exercises the Option and desires to participate in the promotion of the Product in the U.S. and/or Canada, at its own cost, during the Stressgen Sales Period, then Roche shall so notify Stressgen, and Stressgen upon such notification shall meet and negotiate in good faith: (a) a commercialization plan for the co-promotion of the Product by Roche and Stressgen in the United States and/or Canada during the remainder of the Stressgen Sales Period; and (b) a mechanism for compensating Roche based upon [***].

4.9                               Stressgen Right to Terminate Option [***]

(a)                                  During the period commencing upon the Effective Date and until the first to occur of (i) [***] (ii) [***] as defined below, or (iii) December 31, 2005, following the [***], Stressgen or its successor in interest shall have the right, upon written notice to Roche, to terminate the Option [***]; provided, that if, as of the effective date of such termination, [***].

(b)                                  As used in this Agreement, [***] shall mean either:

[***]

ARTICLE 5

RIGHTS TO OTHER FUSION PROTEINS

5.1                               Option to Obtain Right of First Negotiation for Cancer.  Upon reasonable request of Roche, Stressgen agrees to meet and negotiate with Roche the terms of a collaboration and/or license agreement with respect to the development and/or commercialization of one or more Other HPV Fusion Proteins, or fragments or conjugates thereof, for treatment of cancers related to or stemming from HPV (the “Cancer Rights”).  In addition, following the date on which Roche has paid to Stressgen at least [***]  pursuant to Section 6.2, and continuing until December 31, 2006, Roche shall have the option, upon written notice and payment of an additional [***] to Stressgen, to enter into exclusive negotiations with Stressgen with respect to the Cancer Rights worldwide, for a period of one-hundred twenty (120) days following such written notice and payment, it being understood that such agreement to negotiate does not imply any obligation on the part of Stressgen or Roche to consummate a transaction with respect to the Cancer Rights.

5.2                               Option to Obtain Right of First Negotiation for HCV.  Upon reasonable request of Roche, SBC agrees to meet and negotiate with Roche the terms of a collaboration and/or license agreement with respect to the development and/or commercialization of one or more fusion proteins containing both a Hepatitis C Virus (HCV) antigen and a bacterial stress protein for treatment of Hepatitis C (the “HCV Rights”).  In addition, following the date on which Roche has paid to SBC at least [***] pursuant to Section 6.2, and continuing until December 31, 2006, Roche shall have the option, upon written notice and payment of an additional [***] to SBC, to enter into exclusive negotiations with Stressgen with respect to the HCV Rights worldwide, for a period of one-hundred twenty (120) days following such written notice and payment, it being understood that such agreement to negotiate does not imply any obligation on the part of SBC or Roche to consummate a transaction with respect to the HCV Rights.

5.3                               Notwithstanding Roche’s option to acquire the right to negotiate exclusively with Stressgen and SBC granted in Section 5.1 and 5.2, if:

(a)                                  SBC undergoes [***], Stressgen or its successor in interest shall have the right, upon written notice to Roche, to terminate Roche’s options to obtain such exclusive negotiation rights under Sections 5.1 and 5.2, to the extent such options are unexercised at the [***]; or

(b)                                  Stressgen terminates the Second Generation Product License pursuant to Section 4.7(d), then the such termination shall cause the immediate termination of Roche’s options to obtain such exclusive negotiation rights under Sections 5.1 and 5.2, to the extent such options are unexercised as of [***]; or

(c)                                  [***] of SBC and Stressgen, Stressgen shall have the right, upon written notice to Roche, to terminate Roche’s options to obtain such exclusive negotiation rights under Sections 5.1 and 5.2, to the extent such options are unexercised as of the execution of such Third Party Collaboration Agreement.  As used herein, [***] the technology and intellectual property Controlled by SBC and Stressgen relating to the use of the immunostimulatory powers of heat shock proteins and recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.

ARTICLE 6

GRANT OF SECOND GENERATION PRODUCT RIGHTS TO ROCHE

6.1                               License Grant to Roche.  As of the Effective Date (a) Stressgen grants, and shall cause its Affiliates to grant, to Roche a non-exclusive, worldwide (excluding Canada) license, including a license under the MIT Agreement, under the Stressgen Patent Rights and the Stressgen Know-How to develop, manufacture, have manufactured, use, and import the Second Generation Product for the GW Indication; and (b) SBC grants, and shall cause its Affiliates to grant, to Roche a non-exclusive license, including a license under the MIT Agreement, under the Stressgen Patent Rights and the Stressgen Know-How to develop, manufacture, have manufactured, use, and import the Second Generation Product in Canada for the GW Indication (collectively, the “Second Generation Development License”).  The Second Generation Development License shall terminate on March 31, 2005, unless extended as provided in Sections 6.2 and 6.3, or terminated as provided in Sections 4.7(d) or 4.9.

6.2                               Roche Right to Maintain License.

(a)                                  On or before [***], Roche shall have the right to maintain the Second Generation Development License by either (i) paying to Stressgen [***] to maintain the Second Generation Development License until [***], or (ii) paying to Stressgen [***] to maintain the Second Generation Development License until the earlier of:  (A) Roche exercising its rights under Section 6.3; or (B) [***], subject to Sections 4.7 and 4.9.  If Roche elects to maintain the Second Generation Development License under clause (a) of the preceding sentence, then, by paying to Stressgen an additional payment of [***], Roche shall have the right to maintain the Second Generation Development License until the earlier of:  (1) Roche’s exercising its rights under Section 6.3; or (2) the earlier to occur of (a) [***]; or (b) [***]; or (c) [***].

(b)                                  If Roche does not maintain its Second Generation Development License, either because (i) [***] it does not [***] or [***] Roche does not [***], then the Second Generation License shall terminate.

6.3                               Right to Make Exclusive the Second Generation Development License.

(a)                                  If the Second Generation Development License has been maintained beyond [***] as provided in Section 6.2, then, by payment to Stressgen of the one-time, nonrefundable amount of [***] by no later than the first to occur of:  (i) [***]; or (ii) [***], Roche shall have the right to retain such license, which shall become an exclusive worldwide license, subject to Stressgen’s rights under Sections 4.7 and 4.9.

(b)                                  If Roche exercises its rights under this Section 6.3 for payment of [***], Stressgen and SBC hereby grant to Roche the exclusive right to use, import, manufacture, or have manufactured the Second Generation Product; provided, however, that such grant shall in no way be construed as impinging or otherwise affecting the rights of Stressgen and SBC to use, import, manufacture or have manufactured the First Generation Product as provided in Article 3.

(c)                                  If the Second Generation Development License has been maintained beyond [***] as provided in Section 6.2, and Roche does not [***] by no later than the first to occur of:  (i) [***]; or (ii) [***], then the Second Generation Development License shall terminate.

6.4                               Milestone Payments for Maintenance of Exclusive License. If the Second Generation Development License has been made exclusive as provided in Section 6.3, then Roche shall pay to Stressgen the following one-time, nonrefundable amounts indicated below, within thirty (30) days after the first occurrence for the Later Stage Second Generation Product of each of the following events for GW Indications and receipt of an invoice from Stressgen:

Event	Payment (millions of dollars)

1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
3. [***]	[***]
Total:	[***]

Roche shall promptly notify Stressgen in writing of the occurrence of the specified event for the Second Generation Product.  Stressgen shall send Roche an invoice of the relevant amount, and Roche shall pay Stressgen the invoiced amount within thirty (30) days after receipt of the invoice.  All payments set forth in this Section 6.4 shall be non-creditable, except payment 3, of which [***] shall be creditable by Roche against sales-based payments owed Stressgen pursuant to Section 6.10;

provided, however, that in no event shall the sales-based payments owed to Stressgen thereunder be reduced below [***] of that otherwise due and owing, subject to Section 8.4.  If Roche does not pay such milestone amount within such thirty (30) day period, then all rights granted under the Second Generation Development License shall terminate.

6.5                               Exclusive Commercialization License.  If the Second Generation Development License has been made exclusive as provided in Section 6.3 and Roche timely makes all payments set forth in Section 6.4, then effective only in such event, Stressgen hereby grants to Roche the exclusive right to use, sell, offer to sell, market, promote and otherwise commercialize the Second Generation Product for the GW Indication, which such license shall extend, on a country-by-country basis, until the last to expire Valid Claim covering the manufacture, use, sale, offer for sale or importation of the Second Generation Product (the “Second Generation Commercial License”), unless earlier terminated as provided hereunder.

6.6                               Diligent Efforts by Roche.  Following Roche’s exercise of its rights under Section 6.3, Roche agrees to use Diligent Efforts to develop, obtain Regulatory Approval for, and commercialize the Second Generation Product.  In the event Roche determines that Roche or its Affiliates is no longer able, or ceases to desire, to develop, obtain Regulatory Approval for, or commercialize the Second Generation Product, for any reason, then Roche shall so notify Stressgen in writing, and the Second Generation Commercial License shall terminate.

6.7                               Stressgen Development Assistance.  Roche may request that Stressgen conduct studies with respect to Second Generation Product or other matters involving cofactors or other antigens.  If Stressgen has the capacity at the time of such request, then Stressgen shall perform such studies at an FTE rate of [***] per year.

6.8                               Rights to Expand Second Generation Commercial License to Non-GW Indications.  If Roche obtains the Second Generation Commercial License pursuant to Section 6.5, and in the further event that the [***], Roche shall have the right to so notify Stressgen in writing that it desires to expand the Second Generation

Commercial License to include the right to [***] for one or more Non-GW Indications. In such event, Stressgen agrees that it [***].

6.9                               Restrictions on Roche.

(a)                                  Unless and until Roche obtains the right to develop the Second Generation Product for Non-GW Indications as provided under Section 6.8, Roche shall not itself, nor shall it permit any third party to, conduct any clinical trials of the Second Generation Product for Non-GW Indications in the Territory, or  market, promote or advertise  the use of the Second Generation Product for Non-GW Indications in the Territory, or use any tradename, trademark or trade dress, in connection with the marketing and sale of the Second Generation Product that is substantially similar to the Trademarks so as to create a likelihood of confusion in the market place as to the origin of the Second Generation Product, absent an agreement in writing by the Parties to the contrary.  It is expressly understood and agreed by Roche that, even if Roche exercises the Option, the foregoing restrictions shall remain in place unless otherwise agreed in writing by Stressgen in order to permit Stressgen to recognize the anticipated economic value of its license to Roche of the First Generation Product pursuant to the Option and as contemplated under this Agreement.

(b)                                  Roche hereby acknowledges that Articles II, V, VII, VIII, IX, X, XII, XIII and XV of the MIT Agreement shall be binding upon Roche, its Affiliates and their respective sublicensees as if each of them were a party to the MIT Agreement.  In particular, Roche agrees and understands that SBC’s exclusive rights, privileges and license under the MIT Agreement, and therefore Roche’s sublicense under the MIT Agreement shall terminate upon expiration or abandonment of all issued patents and filed applications within the Patent Rights (as defined in the MIT Agreement), unless the MIT Agreement is earlier terminated in accordance with the provisions of the MIT Agreement.  Roche hereby acknowledges that SBC’s license under the MIT Agreement is expected to terminate on [***].

(c)                                  The Second Generation Commercial License granted to Roche hereunder shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part.  If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes.  Roche assumes full responsibility for the performance of all obligations so imposed on such Affiliate or Third Party sublicensee and will itself account to Stressgen for all payments due under this Agreement by reason of such sublicense.  Any sublicenses granted under the Second Generation Commercial License by Roche shall terminate upon the earlier of the termination of the Second Generation Commercial License or the termination of this Agreement.

6.10                        Target Product Sales-Based Payments.  Following the first commercial sale of the Second Generation Product in the Territory, Roche shall make payments to Stressgen based upon Net Sales of Second Generation Product sold by Roche, its Affiliates or sublicensees (the “Roche Group”) in the Territory as set forth in this Section 6.10, taking into account the adjustments as provided in Article 8.  Such payments shall be calculated by multiplying the following percentages by the following incremental annual worldwide Roche Group Net Sales of the Second Generation Products in the Territory (all Net Sales amounts in $ US million):

Incremental annual worldwide Net Sales	Percent (%) of Net Sales

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Such sales-based payments shall be due and owing, on a country-by-country basis, until the later of (i) expiration of the last to expire of the Stressgen Patent Rights containing a Valid Claim in such country; or (ii) [***] from the First Commercial Sale of the Second Generation Product in such country; provided, however, that where the Second Generation Product is being sold under the Trademark, in the event the Parties so agreed to such use of the Trademark, Roche shall continue to owe to Stressgen sales based payments equal to [***] of the Net Sales of the Second Generation Product by the Roche Group.

ARTICLE 7

PAYMENTS UPON EXERCISE OF THE OPTION

7.1                               Option Exercise Fee.  To exercise the Option, Roche shall pay to Stressgen [***] (the “Option Exercise Fee”) by wire transfer to such bank as Stressgen designates.

7.2                               First Generation Product Development Event Payments.

(a)                                  If Roche exercises the Option, then Roche shall pay to Stressgen the following one-time, nonrefundable and non-creditable amounts, within thirty (30) days after the first occurrence of each of the following events and receipt of an invoice from Stressgen (except as may be otherwise provided in Section 7.2(b), with respect to the achievement by the First Generation Product of the respective event after Option exercise:

Event		Payment (millions of dollars)
1.	[Intentionally Omitted]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
	Total:	[***]

(b)                                  Notwithstanding the foregoing, if US Regulatory Approval for the first GW Indication is limited to either the [***] or the [***], then the [***] referred to above shall be adjusted to be as follows:  (i) in the case of the [***] only, [***]; and (ii) in the case of the [***] only, [***].  If one of the mentioned indications not approved at such time is later approved, then Roche shall at the time of approval pay a separate event payment to Stressgen equal to the difference between [***] and the amount already paid for the first of the [***] or the [***] to be approved, such payment being due thirty (30) days after receipt by Roche of an invoice from Stressgen.

(c)                                  If Roche elects to extend the period of time in which to exercise its Option pursuant to Section 4.2, and if, during the period extending from the Notice Period to the Extension Date,  Stressgen has a Start of Phase III Clinical Trial with respect to the First Generation Product for either AIN, CIN, Leep Failure, or HIV positive Patients, then Stressgen shall so inform Roche, and such trial shall be deemed [***].

7.3                               Commercial Success Payments.  Roche shall pay to Stressgen the following one time, nonrefundable and non-creditable amounts, within thirty (30) days after the amount of cumulative worldwide Net Sales of First Generation Products, Second Generation Products, or both, whichever is the first to reach such Net Sales levels, referred to in the chart below has been achieved by the Roche Group:

Commercial Event	Amount (millions of dollars)
Aggregate Net Sales of Target Products in the Territory equal [***] in a calendar year	[***]
Aggregate Net Sales of Target Products in the Territory equal [***] in a calendar year	[***]
Aggregate Net Sales of Target Products in the Territory equal [***] in a calendar year	[***]
Aggregate Net Sales of Target Products in the Territory equal [***] in a calendar year	[***]

Notwithstanding anything herein to the contrary, Roche shall make each of such payments in this Section 7.3 only once for the first occurrence of a respective event, whether for the First Generation Product alone, the Second Generation Product alone, or the combination of the Target Products.  If Net Sales by the Roche Group in a given calendar year surpass more than one milestone event [***], then Stressgen shall be paid both milestones achieved during such calendar year.  No sales by Stressgen during the Stressgen Sales Period shall be included for purposes of determining the payments due under this Section 7.3.

7.4                               First Generation Product Sales-Based Payments to Stressgen.

(a)                                  If Roche exercises the Option, then commencing on the date Roche commences selling First Generation Product following the Stressgen Sales Period, Roche shall make payments to Stressgen based upon the Net Sales of First Generation Product sold by the Roche Group within the U.S. and Canada, as set forth in this Section 7.4, taking into account the adjustments as provided in Article 8.  In particular, Roche shall pay to Stressgen sales-based payments calculated by multiplying [***] by the annual Roche Group Net Sales of First Generation Product in the U.S. and Canada, which such Net Sales shall be subject to adjustment as provided in

Section 7.4(b) and Article 8.  In addition, following exercise by Roche of the Option, and commencing on the date Roche first sells First Generation Product in a country outside the U.S. and Canada, Roche shall pay to Stressgen sales-based payments calculated by multiplying [***] by the annual Roche Group Net Sales of First Generation Product outside the U.S. and Canada, which such Net Sales shall be subject to adjustment as provided in Article 8.

(b)                                  Notwithstanding the rates set forth in Section 7.4(a), if aggregate Net Sales for the last twelve (12) month period of the Stressgen Sales Period are not equal to or greater than [***], Roche shall make payments to Stressgen based upon Net Sales of the First Generation Product sold by the Roche Group in the U.S. and Canada as set forth in this Section 7.4(b), taking into account the adjustments as provided in Article 8.  Such payments shall be calculated by multiplying the following percentages by the following incremental annual  Roche Group Net Sales of the First Generation Products in the United States and Canada (all Net Sales amounts in $ US million):

Incremental Annual Net Sales	Percent (%) of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]

7.5                               Duration of Sales Based Payments.  A sales-based payment to Stressgen under Section 7.4 shall be due on the Net Sales of a given country for so long as Roche or its Affiliates or Sublicensees continue to sell the First Generation Product in such country under a Trademark, subject to the adjustments set forth in Article 8.

7.6                               Sales-Based Payments to Roche.  If Roche exercises the Option, and during the Stressgen Sales Period, Stressgen shall owe to Roche sales-based payments equal to [***] of annual Stressgen Net Sales; provided, however, that where Roche did not exercise the Option following BLA Approval but elected to extend its

Option one year pursuant to Section 4.2, Stressgen shall owe to Roche sales-based payments equal to [***] of annual Stressgen Net Sales.

ARTICLE 8

ADJUSTMENTS TO SALES-BASED PAYMENTS

8.1                               Adjustments Related to No Valid Claims.  Subject to Section 8.4, for each country of the Territory in which no Valid Claim exists for the relevant Target Product, the sales-based payment owed with respect to such Net Sales shall be one-half the amount otherwise due and owing to Stressgen as provided in Section 6.10 and Section 7.4 respectively.

8.2                               Adjustments Related to Third Party Competition.

(a)                                  If (i) a Third Party is selling a Competitive Product, and (ii) Roche has an obligation to make sales-based payments under this Agreement with respect to Net Sales of such Target Product in such country, and (iii) in such country, sales of units of Competitive Products in aggregate total at least [***] of the aggregate sales of units of Competitive Products and the Target Product at issue as measured at the end of a full calendar year, then Roche shall have the right to reduce by [***] any sales-based payments otherwise owed on Roche Group Net Sales of such Target Product in such country prior to such occurrence if no Competitive Product existed in such country, subject to Section 8.4.  As used in this Section “Competitive Product” shall mean, with respect to a given Target Product sold in a given country of the Territory by the Roche Group, a product sold by a Third Party in such country the regulatory approval for which in such country specifically refers to and relies upon the Regulatory Approval dossier for such Target Product in such country.

(b)                                  Notwithstanding Section 8.2(a), following (i) the [***] of the last to expire of the Stressgen Patent Rights [***] or (ii) the later of (A) expiration of the last to expire of the Stressgen Patent Rights containing a Valid Claim [***] or (B) ten (10) years from the First Commercial Sale of the First Generation Product in the [***]; if Roche determines that the marketing and selling of the First Generation Product is no longer economically viable for Roche, in each of [***], on the one hand, or [***] on the other hand, then Roche shall have the right, upon written notice to Stressgen, to obligate Stressgen to either (1) [***] as the case may be, at “fair market value” (as defined below) or (2) agree that the sales-based payments owed to Stressgen pursuant to Section 7.4 be terminated.  If Roche continues to market and sell the First Generation Product under the Trademark in a country, then, in lieu of the sales-based payments under Section 7.4, Roche shall pay Stressgen [***] of Net Sales in such country, unless Stressgen owes a royalty payment to MIT in such country pursuant to the MIT Agreement, in which case such sales-based payments would be [***] of Net Sales for so long as such royalty obligation to MIT applies.  As used herein “fair market value” shall be determined by the Parties in good faith negotiations, based upon a multiple of Net Sales of the First Generation Product [***] as the case may be.  If the Parties cannot agree on such multiple, then they shall retain a mutually agreed upon neutral Third Party valuation expert to determine such multiple, and the fees of such valuation expert shall be shared by the Parties equally.

8.3                               Adjustments Related to Third Party Payments.  Roche shall pay and be responsible for the entire consideration owed to any Third Party pursuant to the terms of any licensing arrangement entered into by Roche after exercising its Option or with respect to the Second Generation Product related to a Third Party Right, but shall keep Stressgen informed as reasonably requested by Stressgen regarding progress of negotiations with such Third Party regarding such licensing arrangement.  Stressgen shall be solely responsible for paying the entire consideration owed to any Third Party pursuant to the terms of any licensing arrangement entered into by Stressgen before Roche exercising its Option.  Roche shall have the right to deduct a maximum of [***] of the consideration actually paid to a Third Party with respect to such Third Party Right (“Deductible Consideration”) from payments otherwise due and payable by Roche to Stressgen under Section 6.10 or Section 7.4, solely to the extent such Deductible Consideration is allocable, in good faith, to HspE7.  In no event shall the sales-based payment owed to Stressgen be reduced pursuant to this Section 8.3 in any given year below [***] of that otherwise due and owing, subject further to Section 8.4.  As used herein, “Third Party Right” shall mean a patent owned or controlled by a Third Party under which Roche or its Affiliate obtains a license to use, offer for sale, sell or import Target Product in the country following an opinion of competent legal counsel or an agreement of the Parties that risk exists that a court could find that the use, offer for sale, sale or import of HspE7 in such country infringes such patent in the absence of such license.

8.4                               Maximum Adjustments.  For so long as SBC owes to MIT a royalty pursuant to the MIT Agreement, in no event shall Roche, for any Target Product in any country in the Territory, reduce the amount payable to Stressgen hereunder to less than [***] of Net Sales of such Target Product, on account of adjustments under this Article 8.

8.5                               Payments Under the MIT Agreement.  Notwithstanding anything to the contrary herein, the Parties acknowledge that SBC and MIT have entered into the MIT Agreement, as it is and may be further amended.  Stressgen or SBC, as the case may be, shall directly pay MIT any amounts due to MIT under such agreement, and such amounts shall not affect or be offset against the sales-based payments owing from Roche to Stressgen under this Agreement.

8.6                               Combination Products.  If Roche or its Affiliates sell a Target Product that is comprised of the Target Product as well as other pharmaceutically active agent(s) (a “Combination Product”), then the Parties shall meet approximately one (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance and value of the Target Product and the other pharmaceutically active agent(s) contained in the Combination Product.  If, after good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Target Product and the denominator of which is the reasonable fair market value in the aggregate, of all pharmaceutically active agents contained in the Combination Product.

ARTICLE 9

PAYMENT, REPORTING, AUDITING

9.1                               Currency and Conversion.

(a)                                  All payments made and amounts owed under this Agreement shall be in U.S. Dollars.

(b)                                  Whenever calculation of Net Sales requires conversion from any foreign currency, Roche shall convert the amount of Net Sales in foreign currencies as computed in Roche’s central Swiss Francs Sales Statistics for the countries concerned.  Roche shall first convert the amount of Net Sales into Swiss Francs and then into U.S. Dollars, using the average year-to-date rate of exchange for such currencies as retrieved from the Reuters’ system for the applicable period, in accordance with Roche’s then current standard practices.  Whenever calculation of Net Sales requires conversion from any foreign currency , Stressgen shall convert the amount of Net Sales directly into U.S. Dollars, using the average rate of exchange for such currencies published in the Wall Street Journal for the applicable period, in accordance with Stressgen’s then current standard practices

(c)                                  For sublicensees in a country, when calculating the Net Sales, the sublicensee shall report to Roche the amount of such sales within thirty (30) days from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into Swiss Francs using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.

9.2                               Sales-Based Payments.  Each Party shall calculate sales-based payments owed to the other Party pursuant to this Agreement quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of a reporting period).  Each Party shall pay such payments quarterly within sixty (60) days after the end of each reporting period in which Net Sales occur during the Term.

With each such payment, the paying Party shall deliver to the other Party the following information:

(a)                                  Adjusted Gross Sales for Target Product;

(b)                                  Net Sales for Target Product; and

(c)                                  Sales-based payments due to such Party for the reporting period.

If a Party does not pay to the other Party any amounts due under this Agreement within the applicable time period set forth herein, then such payment shall bear interest, to the extent permitted by applicable law, at the average one-month London Interbank Offered Rate (LIBOR) as reported by Datastream (or a successor or similar organization) from time to time, calculated on the number of days such a payment is overdue.

9.3                               Taxes.

(a)                                  Stressgen or SBC, as the case may be, shall pay all applicable taxes levied on account of payments accruing or made to Stressgen under this Agreement.  Roche shall pay all applicable taxes levied on account of payments accruing or made to Roche under this Agreement.

(b)                                  If provision is made in law or by regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to a Party, the other Party (the “Responsible Party”) shall promptly pay such tax, levy or charge for and on behalf of the other Party to the proper governmental authority, and shall promptly furnish the other Party with receipt of such payment.  The Responsible Party shall have the right to deduct any such tax, levy or charge actually paid from payment due the other Party or be promptly reimbursed by the other Party if no further payments are due to such Party.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

9.4                               Blocked Countries.  If by reason of law Roche is unable to convert to U.S. Dollars a portion of the amount due by Roche under this Agreement, then Roche shall notify Stressgen in writing and Stressgen shall have the right to receive such portion and, upon written request from Stressgen, Roche shall pay to Stressgen such portion, in the currency of any other country designated by Stressgen and legally available to Roche.

9.5                               Accounting.

(a)                                  Each Party shall maintain and cause its Affiliates and sublicensees to maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement.  Such books of account shall be kept at their principal place of business. Each Party shall have the right to engage the other Party’s independent, certified public accountant to perform, on behalf of the first Party, an audit, conducted in accordance with International Accounting Standards of such books and records of the other Party’s and its Affiliates and sublicensees as is necessary to confirm any amounts payable to the auditing Party under this Agreement for the period or periods requested by the auditing Party and the correctness of any report or payments made under this Agreement.

(b)                                  Such audits shall be conducted during normal business hours upon reasonable prior written notice from the auditing Party (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with the other Party’s normal business activities, and shall include results of no more than three (3) preceding calendar years prior to audit notification.  The auditing Party shall have a right to request from the independent certified public accountant full access to review all work papers and supporting documents pertinent to such audit.

(c)                                  Such audit shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.  Notwithstanding the preceding, if the auditing Party reasonably believes, after reviewing information received from the other Party’s independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between such Party’s returns and other information as is necessary for reporting hereunder, the auditing Party shall have the right, by an audit specialty firm acceptable to the other Party, employed by the auditing Party and at its own expense, to perform such necessary audit procedures.

(d)                                  The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying statements or compliance with this Agreement, shall be treated as the audited Party’s Confidential Information subject to the obligations of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than three (3) years from the end of the calendar year to which each shall pertain.  Audit results shall be shared by Roche and Stressgen.

(e)                                  If any audit hereunder reveals an underpayment, the audited Party shall promptly make up such underpayment, and if such underpayment is more than five percent (5%), together with accrued interest calculated in accordance with Section 9.2.  The auditing Party shall bear the full cost of any audit under this Section 9.5, unless such audit discloses an underpayment by the other Party of more than five percent (5%) of the amount owed hereunder, in which case it shall bear the full cost of such audit as performed by its independent, certified public accountant, and/or such independent audit firm as may be used pursuant to Subsection (c) above.

(f)                                    The failure of the Party to which a payment is made hereunder to request verification of any payment calculation during which corresponding records are required to be retained under this Section 9.5 shall be considered acceptance of such reporting by that Party.

ARTICLE 10

COORDINATION OF THE PARTIES; EXCHANGE OF INFORMATION

10.1                        General.  The Parties acknowledge and agree that it is in their common interests to keep one another generally apprised, from time to time, of their respective activities with respect to the First Generation Product and Second Generation Product development and commercialization, given the Parties’ respective obligations to various regulatory authorities, and in light of Roche’s Option, and in the event Roche elects not to exercise the Option, but to proceed with only the Second Generation Product; but not to the extent such information exchange would impact the confidentiality obligations of either Party with respect to any Third Parties.  To that end, the Parties agree on the information exchange and coordination provisions set forth in this Article 10.

10.2                        Appointment of Liaisons.  Promptly after the Effective Date, each Party shall appoint an individual to act as the Liaison from that Party with respect to the other Party, and shall inform the other Party of the identity of such Liaison.

10.3                        Responsibilities of Liaisons.  The Liaisons shall undertake and be responsible for coordinating any periodic communications as may be required or reasonably requested between the Parties relating to their activities under this Agreement.  In addition, prior to Roche’s exercise of the Option (provided it has not been terminated) and during any period of time during which Roche maintains the Second Generation Development License, the Liaisons shall meet at least quarterly (or at such frequency as the Parties may later agree) to discuss (A) technical and scientific progress with respect to Stressgen’s First Generation Product development efforts and Roche’s Second Generation Product development efforts; and (B) the status of Stressgen’s efforts to commercialize the First Generation Product in the Territory, including general information related to whether and to what extent Stressgen is in negotiations with respect to a Third Party Collaboration Agreement.

10.4                        Pharmacovigilance Agreement.  The Parties further agree that, prior to the first to occur of (i) Roche’s filing of an IND with respect to the Second Generation Product, or (ii) the first dosing in man of the Second Generation Product,  they will enter into a Pharmacovigilance Agreement to coordinate information with respect to safety, adverse events and the right with respect to the First Generation Product and the Second Generation Product to ensure that each Party is able to comply with its obligations to any and all regulatory authorities with respect to the respective products.

10.5                        Effect of No Option Exercise.  The Parties also agree and acknowledge that it may be the case that Roche elects not to exercise the Option, but nonetheless proceeds with development and commercialization of the Second Generation Product.  In light of the foregoing sentence, Roche agrees that it shall endeavor in good faith to develop and commercialize the Second Generation Product so as to be distinguishable in the market from the First Generation Product and thereby to minimize market confusion with respect to the prescription and use of the Second Generation Product and the First Generation Product.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1                        Ownership of Intellectual Property.  As between the Parties, Stressgen or SBC, as the case may be, shall own all Stressgen Inventions, Roche shall own all Roche Inventions, and Stressgen and Roche shall jointly own all Joint Inventions, if any. Except to the extent any Joint Invention is exclusively licensed by one Party to the other Party hereunder, each Party shall have the right to practice Joint Inventions, and to grant licenses to Affiliates and Third Parties under Patents claiming Joint Inventions, without the other party’s consent and without any duty to account to the other Party with respect thereto.  Each Party shall require all of its employees to assign all inventions related to Target Products made by them to such Party.

11.2                        Patent Prosecution and Maintenance.  The Parties, through the Liaisons, shall discuss in good faith the preparation, filing and maintenance of any patent applications and patents issuing therefrom with respect to any Joint Inventions, including which Party should take the lead with respect to such activities, and the sharing of costs associated therewith.

11.3                        Covenant Not to Sue.  Roche hereby covenants that no Patent covering or claiming any invention made or created by or on behalf of Roche or its Affiliates in the conduct of development of the Second Generation Product shall be asserted against Stressgen, its Affiliates or sublicensees, or any of their successors, with regard to the making, using, selling, offering for sale, or importing of the First Generation Product in the Territory.

ARTICLE 12

CONFIDENTIAL INFORMATION

12.1                        Non-Disclosure and Non-Use.  In carrying out rights and obligations under this Agreement, the Parties may share proprietary information (“Confidential Information”) with each other.  A Party receiving Confidential Information under this Agreement (“Recipient”) from the other disclosing Party (“Discloser”) shall maintain such Confidential Information as follows:

During the Term, the Recipient agrees, with respect to Confidential Information it receives:

(a)                                  not to use such Confidential Information for any purpose other than in connection with the purpose of carrying out its rights and obligation under this Agreement;

(b)                                  to treat such Confidential Information as it would its own information of the same nature and importance, and in any event, to use no less than a reasonable degree to care to protect the proprietary nature of such Confidential Information; and

(c)                                  to take all reasonable precautions to prevent the disclosure of such Confidential Information to any non-Affiliate Third Party without the prior written consent of the Discloser.

12.2                        Exceptions.  A Recipient shall be relieved of any and all obligations under Section 12.1 regarding Confidential Information which:

(a)                                  was known to the Recipient or its Affiliate prior to receipt hereunder; or

(b)                                  as demonstrated by the Recipient by competent written proof, is independently generated by the Recipient or its Affiliate by persons who have not had access to or knowledge of the Confidential Information disclosed hereunder; or

(c)                                  at the time of disclosure by the Discloser to the Recipient, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Recipient; or

(d)                                  is hereafter made available to the Recipient or its Affiliate for use and unrestricted disclosure by the Recipient from any Third Party having a right to do so.

12.3                        Authorized Disclosure.  Nothing in this Agreement shall prohibit disclosure by a Party of Confidential Information received from the other Party to its consultants, sublicensees, investment bankers, potential strategic partners, advisors, clinical investigators and contract manufacturers, if any, but only on a need to know basis for purposes provided for in this Agreement, provided such disclosure occurs pursuant to a written confidentiality agreement containing provisions substantially as protective as those of this Article.

The restrictions set forth in this Article shall not prevent disclosure to the extent required pursuant to a judicial or governmental order, provided that the Recipient gives the Discloser sufficient notice to permit the Discloser to seek a protective order or other similar order with respect to such Confidential Information.

This Agreement supercedes the Confidentiality provisions of the Prior Agreement.  All information exchanged thereunder shall be deemed Confidential Information under this Agreement and shall be subject to this Article 12.

12.4                        Survival.  This Article 12 shall survive any termination or expiration of this Agreement for a period of ten (10) years.

ARTICLE 13

PUBLICATION AND PRESS RELEASE

13.1                        Publications.  Unless and until Roche exercises the Option, Roche shall not publish (publish shall include all disclosures, including oral, written or otherwise) the results of any non-clinical studies or clinical trials related to the First Generation Product without the opportunity for reasonable prior review by Stressgen. Roche agrees, upon written request from Stressgen, not to so publish such results either (i) until Stressgen is given up to thirty (30) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable; or (ii) where Stressgen believes in good faith that the publication of such data would have an adverse effect on the development, Regulatory Approval for, or commercialization of, the First Generation Product.  Stressgen also shall have the right to require deletion of its Confidential Information that may be in any such proposed publication, prior to such publication.  If Roche exercises its Option, then all proposed publications shall be handled through the Joint Commercialization Committee described in Appendix A.  If Roche wishes to publish the results of non-clinical studies or clinical trials related to the Second Generation Product, then the Liaisons from both Parties shall establish a committee to handle such proposed publications, it being understood that where Stressgen believes in good faith that the publication of such data would have an adverse effect on the development, Regulatory Approval for, or commercialization of, the First Generation Product, Roche shall not have the unilateral right to publish such results.

13.2                        Press Release; Public Disclosure of Agreement.  The Parties shall issue a mutually agreed upon joint press release promptly following the Effective Date with respect to this Agreement.  Stressgen and Roche will jointly discuss and agree in writing on any statement to the public regarding this Agreement, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party.  When a Party elects to make any such statement it will give the other Party at least five (5) day’s notice, unless disclosure is required by law, or any listing or trading agreement concerning its publicly traded securities, in a shorter period of time, to the other Party to review and comment on such statement.  Notwithstanding the foregoing, either Party shall have the right to publicly disclose information regarding this Agreement or the Parties’ activities hereunder, to the extent such information has already been made publicly available in a manner consistent with this Section 13.2.

ARTICLE 14

REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1                        Mutual Representations and Warranties.  Each Party hereby represents and warrants, that, as of the Effective Date, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

14.2                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATION AND WARRANTY IS IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT; provided, however, that the foregoing shall not be construed to limit either Party’s indemnification obligations under Article 16.

ARTICLE 15

TERM AND TERMINATION

15.1                        Term.  The Term of this Agreement shall commence upon the Effective Date.  Unless this Agreement is terminated sooner as provided in this Article, this Agreement shall continue in full force and effect until the date on which both the Option and the Second Generation Development License have expired without exercise or have terminated early; provided, however, that where the Second Generation

Commercial License has been granted pursuant to Section 6.5, this Agreement shall continue, on a country-by-country basis, in full force and effect until no payment obligations under this Agreement are or will become due with respect to Net Sales of the Second Generation Product in such country, at which time all the rights and licenses granted to Roche by Stressgen under Article 6 of this Agreement for the Second Generation Product shall automatically become non-exclusive, irrevocable and fully-paid.

15.2                        Breach.  A Party (“non-breaching party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (“breaching party”) is in breach of any of its material obligations under this Agreement.  The non-breaching party shall provide written notice to the breaching party, which notice shall identify the breach and the countries in which the non-breaching party intends to have this Agreement terminate.  The breaching party shall have a period of sixty (60) days after such written notice is provided to cure such breach.  If such breach is not cured within the relevant period, this Agreement, and the rights set forth herein, shall terminate.

The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

15.3                        Termination by Roche of Second Generation Product License.  At any time during the Term, Roche shall have the right to terminate the license granted to Roche pursuant to Section 6.1 or 6.5 in its entirety, or on a country-by-country basis at any time by providing one hundred and eighty (180) days’ prior written notice to Stressgen identifying, as applicable, the countries in which Roche intends to terminate such license.  Upon any termination of the Second Generation Development License by Roche in its entirety or in a country pursuant to this Section 15.3, all rights and licenses granted by Stressgen to Roche under this Agreement (or, as applicable, in the country) with respect to the Second Generation Product shall terminate on the effective date of such termination.  Notwithstanding the foregoing, in the event Roche terminates the Second Generation Development License or Second Generation Commercial License

under this Section 15.3, and if Roche at such time continues to market and sell the Second Generation Product, it shall nonetheless owe to Stressgen the sales based payments as set forth in Section 6.10 for such time as provided in that Section.

15.4                        Accrued Rights; Surviving Rights and Obligations.  Expiration or termination of this Agreement by a Party, for any reason, will not relieve either Party of any obligation accruing prior to such expiration or termination.  Except as set forth below or as expressly set forth elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge: Section 9.5, 13.1, 18.4, and Articles 11, 12, 15, 16 and 17.

ARTICLE 16

INDEMNIFICATION

16.1                        Indemnification by Stressgen.  Unless otherwise provided herein, Stressgen and SBC agree to indemnify, hold harmless and defend Roche and its directors, officers, employees and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, cost of defense (including without limitation attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) and any other amounts Roche becomes legally obligated to pay to a Third Party, including MIT because of any claim or claims against it to the extent that such claim or claims arise out of the use, development, handling or commercialization of the any First Generation Product by or on behalf of Stressgen, its Affiliates or agents, but only to the extent such Losses do not result from the negligence or misconduct or failure to act of Roche, its agents or sublicensees.

16.2                        Indemnification by Roche.  Unless otherwise provided herein, Roche shall indemnify, hold harmless and defend Stressgen and SBC and their directors, officers, employees and agents from and against any and all Losses, and any amounts Stressgen or SBC becomes legally obligated to pay to a Third Party, including MIT, because of any claim or claims against it to the extent that such claim or claims arise out of the use, development, handling, storage, manufacture, sale or other disposition of the Second Generation Product conducted by or on behalf of the Roche Group, other than Stressgen or SBC, but only to the extent such Losses do not result from to the negligence or misconduct or failure to act of Stressgen or SBC.

16.3                        Procedure.  In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party entering into a joint defense agreement.   The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

16.4                        Insurance.  Each Party, at its own expense, shall maintain product liability insurance, or self-insure, in an amount consistent with industry standards during the Term.  Each Party shall provide fifteen (15) days prior written notice to any material change in its insurance program.

ARTICLE 17

DISPUTE RESOLUTIONS AND GOVERNING LAW

17.1                        Disputes.  Unless otherwise set forth in this Agreement, if a dispute arises under this Agreement among the Parties, then the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable resolve a given dispute pursuant to Section 17.1 within sixty (60) days of referring such dispute to the Executives, then either Party shall have all rights at law or in equity to pursue such dispute.

17.2                        Governing Law.  The Parties have made this Agreement in accordance with the laws of New York, which laws shall govern this Agreement and under which laws construction of this Agreement shall occur, without regard to its choice of law principles.

ARTICLE 18

MISCELLANEOUS

18.1                        Agency.  Neither of the Parties is an employee, agent or representative of the other Party for any purpose.  Each of the Parties is an independent contractor, not an employee or partner of the other Party.  Neither of the Parties shall have the authority to speak for, represent or obligate the other Parties in any way without prior written authority from the other Parties.

18.2                        Entire Agreement.  This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and supercedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

18.3                        Amendment.  No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by authorized signing officers of both Parties expressly stating that it is intended to amend or modify this Agreement.

18.4                        Assignment.  This Agreement shall not be assigned or transferred in part or in whole by any Party without the prior written consent of the other; provided, however, that either Party, without notice and at any time for any reason, may assign or transfer this Agreement in whole or in part to (a) any of its Affiliates who agree to be bound by the terms and conditions of this Agreement or (b) any successor of such Party as part of consolidation or merger, corporate reorganization or sale of all or substantially all of its business assets to which this Agreement relates (provided that intellectual property rights of the acquiring party to such transaction, if other than one of the Parties to this Agreement, shall not be included in the technology licensed hereunder).  In the event of assignment or transfer to an Affiliate, the Party making the assignment will remain liable and responsible for the performance and observance of all its duties and obligations hereunder.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

18.5                        Notices.  Any notice or other communication under this Agreement, unless otherwise specified, shall be in writing and provided when delivered to the addressee at the address listed below (a) on the date of delivery if delivered in person or (b) three (3) days after mailing to the other Party by express mail or overnight delivery service, which obtains a signed receipt:

In the case of Stressgen or SBC:

Stressgen Biotechnologies, Inc.

10241 Wateridge Circle Drive

Suite C200

San Diego, California  92121

USA

Attn:  General Counsel

With a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Attn:  Barbara A. Kosacz, Esq.

In the case of Roche:

F.Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070

Basel, Switzerland

Attn:  Corporate Law

and

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, New Jersey 07110

Attn:  Corporate Secretary

Either Party may change its address for communications by a notice in writing to the other Party in accordance with this Section.

18.6                        Force Majeure.  Any prevention, delay or interruption of performance (collectively “Delay”) by any Party under this Agreement shall not be a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, terrorism, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage.  The affected Party shall immediately notify the other Party upon the commencement and end of the Delay.  During the Delay, any time for performance hereunder by either Party shall extend by the actual time of Delay. If the Delay resulting from the force majeure exceeds six (6) months, the other Party, upon written notice to the affected Party, may elect to (a) treat such Delay as a material breach, or (b) extend the term of this Agreement for an amount of time equal to the Delay.

18.7                        Severability.  If a court of competent jurisdiction holds any term or condition of this Agreement unenforceable for any reason, interpretation of such term or condition shall, if possible, achieve the intent of the Parties to this Agreement.  If not capable of such interpretation, the Parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties which is enforceable.  In such event, all other terms, conditions and provision of this Agreement shall be valid and enforceable to the full extent.

18.8                        No Right to Use Names.  Except as otherwise provided herein, this Agreement provides no grant of right to a Party, express or implied, to use in any manner the trademarks, trade names, trade dress or house marks of the other Party or its Affiliates.

18.9                        Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Roche or Stressgen are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

18.10                 Interpretation.  All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement incorporates all exhibits as a part of this Agreement by reference.  The term “including” (or any variation thereof such as “include”) shall be without limitation.  All dollar amounts referred to in this Agreement are in US dollars.

18.11                 Counterparts.  The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

18.12                 Waiver.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver.  No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

STRESSGEN DEVELOPMENT CORPORATION		F. HOFFMANN-LA ROCHE LTD

By:	/s/ Donna Stoute	By:	/s/ M. Mulqueen	/s/ B. Bollon
Name:	Donna Stoute	Name:	M. Mulqueen	B. Bollon
Title:	Assistant Secretary	Title:	Head of Operations	EVP, PL

STRESSGEN BIOTECHNOLOGIES CORPORATION		HOFFMANN-LA ROCHE INC.

By:	/s/ Daniel L. Korpolinski	By:	/s/ Dennis E. Burns
Name:	Daniel L. Korpolinski	Name:	Dennis E. Burns
Title:	President and Chief Executive Officer	Title:	VP, Global Head of Business Dev.

APPENDIX A

FIRST GENERATION PRODUCT LICENSE AGREEMENT

ESSENTIAL TERMS

A.                                    Agreed Upon Terms.

1.                                     Licenses Granted to Roche.  Effective upon exercise of the Option, Stressgen and SBC grant to Roche the right and license, under the Stressgen Patent Rights, Stressgen Know-How and the Trademarks, to:

(a)                                  As of the exercise of such Option, exclusively develop the First Generation Product for the GW Indication and any Non-GW Indications for which the First Generation Product has not been approved as of the date of exercise of the Option;

(b)                                  As of the exercise of such Option, exclusively further develop the First Generation Product for any indications for which such product has received Regulatory Approval as of the date of exercise of the Option;

(c)                                  Following the Stressgen Sales Period, exclusively market, promote, sell, offer for sale, import and otherwise commercialize the First Generation Product in the United States and Canada, subject to Section 4.5 and 4.6 of the Agreement;

(d)                                  As of the exercise of such Option, exclusively market, promote, sell, offer for sale and otherwise commercialize, and book all sales for, the First Generation Product in the Territory outside the United States and Canada; and

(e)                                  As of the exercise of such Option, non-exclusively manufacture, or have manufactured, the First Generation Product.

2.                                       MIT Agreement.  Roche hereby acknowledges that Articles II, V, VII, VIII, IX, X, XII, XIII and XV of the MIT Agreement shall be binding upon Roche, its Affiliates and their respective sublicensees as if each of them were a party to the MIT Agreement.  In particular, Roche agrees and understands that SBC’s exclusive rights, privileges and license under the MIT Agreement, and therefore Roche’s sublicense under the MIT

Agreement shall terminate upon expiration or abandonment of all issued patents and filed applications within the Patent Rights (as defined in the MIT Agreement), unless the MIT Agreement is earlier terminated in accordance with the provisions of the MIT Agreement.  SBC’s license under the MIT Agreement is expected to terminate on [***].

3.                                       Right to Sublicense.  The rights and licenses granted to Roche hereunder shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part.  If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes.  Roche assumes full responsibility for the performance of all obligations so imposed on such Affiliate or Third Party sublicensee and will itself account to Stressgen for all payments due under this Agreement by reason of such sublicense.  Any sublicenses granted under this Section by Roche shall terminate upon the early termination of this Agreement, to the extent this Agreement becomes terminated.  Notwithstanding the foregoing, Roche shall not have the right to sublicense the rights granted pursuant to Section 2 above to any Third Party in the United States or Canada, except upon the prior written approval of Stressgen, which approval Stressgen shall not unreasonably withhold.

4.                                       Joint Commercialization Committee.  Creation of a Joint Commercialization Committee, with equal number or representatives from each Party, to coordinate the Parties’ efforts with respect to the development, marketing and promotion of the First Generation Product and if Roche has retained such rights, the Second Generation Product.  Roche shall have ultimate decision-making authority with respect to matters before such Joint Commercialization Committee, but shall act in good faith as to the commercialization matters described in Sections 4.6 and 4.8 of the Agreement.

5.                                     Following the Stressgen Sales Period, Roche shall have responsibility for commercial supply of First Generation Product, whether by assignment to Roche of any Third Party manufacturing agreement Stressgen then has in place with respect to such supply, or through the renegotiation of any such manufacturing agreement, or through manufacture by Roche itself of such commercial supplies, at its own cost, it being understood that Roche shall not be required to itself commercially manufacture the First Generation Product.

6.                                     Roche shall use Diligent Efforts to further develop and commercialize the First Generation Product, subject to final say of Roche as to what development/commercialization continues and/or commences.  Roche further agrees that it shall continue to market and sell the First Generation Product under the Trademark, unless the Parties agree otherwise.  In the event Roche determines that it and its Affiliates are no longer able, or ceases to desire, to develop or  commercialize the Second Generation Product, for any reason, then Roche shall so notify Stressgen in writing, and the exclusive license to the First Generation Product set forth herein shall terminate.  Roche shall fund all prospective costs for developing and commercializing and obtaining additional Regulatory Approval for the First Generation Product in the Territory.

7.                                     Roche grants to Stressgen a right of first negotiation if Roche chooses to sublicense such its rights to a Third Party, in the United States and/or Canada.

8.                                     Roche shall pay milestones and sales-based payments as set forth in Sections 7.2, 7.3 and 7.4, and payment, reporting and auditing rights and obligations shall be consistent with Article 9 of the Agreement.

9.                                     Roche shall be responsible for handling all interactions with Regulatory Authorities, the maintenance of safety databases, and other regulatory matters.

10.                               Term and termination rights, including the right of each Party to terminate for material breach of the other Party shall be consistent with those set forth in Section 15.1 and 15.2.

In addition, upon any termination of the First Generation Product License Agreement, all rights and licenses granted by Stressgen and SBC to Roche terminate on the effective date of such termination.  In the event of any such termination, the following shall apply:

(a)                                  Roche shall, upon Stressgen’s written request, assign and transfer to Stressgen, at no expense to Stressgen, all of Roche’s right, title and interest in and to all regulatory filings (such as INDs and drug master files), Regulatory Approvals, clinical trial agreements (to the extent assignable and not cancelled), and all data, including clinical data, materials and information, in Roche’s possession and Control related to the First Generation Product in the Territory.  Stressgen shall, upon such transfer, have the right to disclose and submit such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacturing or sale of the First Generation Product in the Territory; (ii) Third Parties acting on behalf of Stressgen, its Affiliates or sublicensees, to the extent reasonably necessary for the development, manufacture, or sale of the First Generation Product in the country; and (iii) Third Parties to the extent reasonably necessary to market First Generation Product in the Territory.

(b)          In addition, Roche shall grant to Stressgen an exclusive, non-royalty bearing license, under Roche intellectual property (including Roche Inventions or other patents and know-how and including any trademarks used or intended for use in connection with the sale of the First Generation Product), to make, have made, use, offer for sale, sell and import such First Generation Product in such country or the Territory, as applicable

(c)           If Roche or its contractor has assumed the manufacturing of the First Generation Product, Roche will work with Stressgen in good faith (i) to transition the manufacturing back to Stressgen and (ii) to ensure that an uninterrupted supply of the First Generation Product is made available for on-going clinical trials and for patients.

(d)                                 Roche shall agree to take such actions and execute such instruments, agreements and documents as are necessary to affect the foregoing.

B.                                    Terms to Be Negotiated.  The Parties shall also have as an objective to agree upon additional terms related to:

1.                                     Prosecution, maintenance and enforcement of the Stressgen Patent Rights and any Roche patents related to or covering the First Generation Product in the Territory.

2.                                     Confidentiality

3.                                     Product liability and indemnification.

4.                                       Development of Second Generation Product, if any, for Non-GW Indications.